Exhibit 99.1

Badger Meter Reports First Quarter 2019 Results

MILWAUKEE--(BUSINESS WIRE)--April 17, 2019--Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

  Net sales for the first quarter of 2019 were $104.9 million, level with the prior year’s sales of $105.0 million in the first quarter of 2018.
  Net earnings and diluted earnings per share (EPS) were $10.8 million and $0.37, respectively, compared to $7.5 million and $0.26 in the comparable prior year period, a 42% year-over-year EPS increase.
  $17.8 million of cash provided by operations representing strong earnings conversion.
  Announced meaningful technology wins with Columbia, SC and Aurora, CO which demonstrate the increasing market acceptance for cellular as the standard Advanced Metering Infrastructure (AMI) solution of choice for water utilities.

First Quarter Operating Results

“While we experienced outstanding improvement in profitability year-over-year, our first quarter sales were modestly impacted by inclement weather and deferred orders by customers awaiting our next generation large static meters and LTE-M radio products. This typical uneven demand pattern does not deter our view on the overall market environment which remains solid, as evidenced by the two sizable smart water contract awards we recently announced with Columbia, SC and Aurora, CO,” said Kenneth C. Bockhorst, President and Chief Executive Officer of Badger Meter.

Municipal water sales increased 1% over the prior year. Extreme weather during the early part of the quarter, coupled with customers’ deliberate deferral of orders to obtain the latest version of advanced technology products including the commercial E-Series® Ultrasonic water meters and ORION® Cellular endpoints impacted the timing of orders and shipments. Sales of flow instrumentation products were 3% lower year-over-year, with unfavorable foreign currency rate changes negatively impacting the comparison, while further channel penetration in key target markets were offset by lower sales in certain de-emphasized end markets.

Operating margins improved 420 basis points year-over-year to 13.7% in the first quarter of 2019 from 9.5% in the comparable prior year quarter. Gross profit margins were strong at 38.6%, a 360 basis point increase over the prior year’s 35.0% despite the flat sales volume. Gross profit benefitted from both positive sales mix and price/cost dynamics. In addition, the prior year included facility shutdown costs which did not reoccur.

Selling, engineering and administration (“SEA”) expenses in the first quarter of 2019 of $26.1 million were slightly lower than the prior year’s $26.8 million, and as a percent of sales, SEA leverage improved 60 basis points. The tax rate of 23.5% was slightly higher than the prior year’s 22.2%.

Bockhorst continued, “Overall, I am pleased with the market recognition and adoption of our leading technologies, our profit expansion and the ongoing focus on continuous improvement. I want to thank the entire Badger Meter team for their efforts and dedication to serving customers and enhancing profitability.”

Outlook

“Our backlog and order rates remain solid, underscored by a high level of interest in our proven, innovative smart water solutions, including our newly launched larger size E-Series Ultrasonic meters and ORION Cellular LTE-M radios. We continue to leverage our expanded technology offerings across our extensive installed base, delivering significant value to our customers.” Bockhorst concluded, “We have a healthy balance sheet for potential tuck-in acquisitions aligned with our key growth initiatives, and we are well-positioned to deliver improving sales and earnings growth while helping to preserve the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s first quarter 2019 results today, Wednesday April 17, 2019 at 10:00 AM Central/11:00 AM Eastern time. The call and related presentation can be accessed via webcast through the Investor section of our website or by dialing 1-877-823-9761 (US) or 1-647-689-5327 (International) and entering the passcode 7373619. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The company’s results are also subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended
	March 31,	March 31,
	2019	2018
	(Unaudited)	(Unaudited)

Net sales	$104,881	$105,041

Cost of sales	64,424	68,293

Gross margin	40,457	36,748

Selling, engineering and administration	26,130	26,774

Operating earnings	14,327	9,974

Interest expense, net	129	290
Other pension and postretirement costs (benefits)	47	(19)

Earnings before income taxes	14,151	9,703

Provision for income taxes	3,327	2,157

Net earnings	$10,824	$7,546

Earnings per share:

Basic	$0.37	$0.26

Diluted	$0.37	$0.26

Shares used in computation of earnings per share:

Basic	29,028,964	28,932,787

Diluted	29,238,624	29,150,046

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2019	2018
	(Unaudited)

Cash	$15,033	$13,086
Receivables	68,095	66,300
Inventories	80,554	80,804
Other current assets	7,541	4,469
Total current assets	171,223	164,659

Net property, plant and equipment	89,282	90,321
Intangible assets, at cost less accumulated amortization	53,534	55,418
Other long-term assets	17,952	11,035
Goodwill	71,258	71,258
Total assets	$403,249	$392,691

Liabilities and Shareholders' Equity

Short-term debt	$10,980	$18,060
Payables	25,983	22,469
Accrued compensation and employee benefits	9,583	13,768
Other current liabilities	11,378	5,718
Total current liabilities	57,924	60,015

Deferred income taxes	3,217	3,332
Long-term employee benefits and other	33,495	25,841
Shareholders' equity	308,613	303,503
Total liabilities and shareholders' equity	$403,249	$392,691

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2019	2018
	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$10,824	$7,546

Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,978	3,175
Amortization	3,264	3,537
Deferred income taxes	(1)	1
Noncurrent employee benefits	117	94
Stock-based compensation expense	265	471
Changes in:
Receivables	(1,943)	(4,919)
Inventories	166	265
Payables	4,540	(4,479)
Prepaid expenses and other assets	(2,101)	(1,586)
Other liabilities	(294)	2,670
Total adjustments	6,991	(771)
Net cash provided by operations	17,815	6,775

Investing activities:
Property, plant and equipment expenditures	(2,160)	(3,043)
Net cash used for investing activities	(2,160)	(3,043)

Financing activities:
Net (decrease) increase short-term debt	(7,000)	3,500
Payment of contingent acquisition consideration	(1,000)	-
Dividends paid	(4,357)	(3,770)
Proceeds from exercise of stock options	471	231
Repurchase of treasury stock	(1,873)	(1,619)
Issuance of treasury stock	52	65
Net cash used for financing activities	(13,707)	(1,593)
Effect of foreign exchange rates on cash	(1)	229

Increase in cash	1,947	2,368
Cash - beginning of period	13,086	11,164

Cash - end of period	$15,033	$13,532

CONTACT:
Karen Bauer at (414) 371-7276
kbauer@badgermeter.com